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                                                                     Exhibit 4.5

                                 AMENDMENT NO. 2
                                     TO THE
                               ROADWAY CORPORATION
                        2001 EMPLOYEE STOCK PURCHASE PLAN

                  Roadway Corporation hereby adopts Amendment No. 2 to the Roadway Corporation 2001 Employee Stock Purchase Plan (the "Plan") effective as set forth below. Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.

                                       I.

                  Effective for purchases scheduled to be made on or after the date of the execution of this amendment by an officer of the Company, a new
Section 11 is hereby added after Section 10 of the Plan to read as follows:

         "SECTION 11  COMPLIANCE WITH LAW

                           Notwithstanding any other provision of this Plan, no Common Stock may be purchased pursuant to an option granted hereunder if such purchase would result in a violation of any applicable federal or state securities law. In the event that any purchase of Common Stock pursuant to an option granted hereunder is delayed as a result of the preceding sentence, the term of the option shall be extended until such purchase may be made in compliance with applicable federal and state securities laws, and, in such event, the option price shall be the greater of (a) 85 percent of the fair market value of the shares of Common Stock on the date that such purchase would have been made but for the application of the preceding sentence or (b) the lesser of (i) 85 percent of the fair market value of the shares of Common Stock on the date of the granting of the option or (ii) 85 percent of the fair market value of such stock on the date that such purchase may be made in compliance with applicable federal and state securities laws."

                  EXECUTED this 31st day of July, 2002.

                             ROADWAY CORPORATION

                             By:    /s/Joseph R. Boni III
                                ---------------------------------------------
                             Title: Treasurer
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